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                             CERTIFICATE OF MERGER

                                      OF

                             DIGITAL MARKET, INC.

                          (a California corporation)

                                     INTO

                        ALASKA ACQUISITION CORPORATION

                           (a Delaware corporation)

     Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware and Section 1108(d) of the General Corporation Law of the State of California, Alaska Acquisition Corporation, a Delaware corporation ("Surviving Corporation") does hereby certify to the following information relating to the merger of Digital Market, Inc., a California corporation ("Merging Corporation"), with and into the Surviving Corporation (the "Merger"):

     First: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                 Name                             State of Incorporation
          ------------------------------        ------------------------
          Digital Market, Inc.                          California

          Alaska Acquisition Corporation                Delaware

     Second: That an Agreement and Plan of Reorganization dated as of October 10, 1999, by and among the Merging Corporation, the Surviving Corporation and Agile Software Corporation, a Delaware corporation (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware and the provisions of Section 1101 of the General Corporation Law of the State of California.

     Third: That the name of the corporation surviving the merger is Alaska Acquisition Corporation.

     Fourth: That the Certificate of Incorporation of Alaska Acquisition Corporation, shall, as of the Effective Time of the Merger, be the Certificate of Incorporation of the Surviving Corporation and, further, that the Certificate of Incorporation of the Surviving Corporation is hereby amended so that Article FIRST of such Certificate of Incorporation reads in its entirety as follows:

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     "FIRST:  The name of the corporation is Digital Market, Inc."

     Fifth: That the executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is One Almaden Boulevard, San Jose, CA 95113-2253.

     Sixth: That a copy of the Agreement and Plan of Reorganization will be furnished by the Surviving Corporation upon request and without charge to any stockholder of the Merging Corporation or the Surviving Corporation.

     Seventh: Merging Corporation is authorized to issue 30,000,000 shares of Common Stock , $0.001 par value; and 19,769,359 shares of Preferred Stock, $0.01 par value, 1,950,686 shares of which have been designated "Series A Preferred Stock," 7,366,181 shares of which have been designated "Series B Preferred Stock." and 10,452,492 shares of which have been designated "Series C Preferred Stock."


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     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by its duly authorized officer this 23rd day of November, 1999.


                                ALASKA ACQUISITION CORPORATION
                                (a Delaware corporation)


                                By:  /s/ Thomas P. Shanahan
                                   ---------------------------
                                     Thomas P. Shanahan
                                     Chief Executive Officer

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